Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	June 1, 2003 to June 30, 2003
Payment Date	July 25, 2003.

Aggregate Amount Collected for the Collection Period
Interest	$3,383,470.87
Principal Collections	$55,115,343.65
Substitution Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i) Enhancer Premium		$137,500.00
(ii) A-1 Noteholder’s Interest		$1,104,166.67
A-2 Noteholder’s Interest		$91,666.67
(iii) Principal Collections to Funding Account		$28,114,842.71
(iv) Excess Spread (during Revolving)		$2,050,137.53
(v) Excess Spread (during AP)		$—
(vi) Additional Balance Increase from Excess Spread (during MAP)		$—
(vii) A-1 Noteholder’s Principal Distribution		$—
A-2 Noteholder’s Principal Distribution		$—
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$—
Balances
Beginning A-1 Note Balance		$1,000,000,000.00
Ending A-1 Note Balance		$1,000,000,000.00
	Change	$—
Beginning A-2 Note Balance		$100,000,000.00
Ending A-2 Note Balance		$100,000,000.00
	Change	$—
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,059,457,109.96
Ending Pool Balance		$1,031,342,267.25
	Change	$28,114,842.71
Beginning Principal Balance		$1,059,457,109.96
Ending Principal Balance		$1,031,342,267.25
	Change	$28,114,842.71
Additional Draws		$27,084,432.72
Additional Balance Increase (Draws minus Payments)		$—
Delinquencies
Two statement cycle dates:	17	$722,666.98
Three statement cycle dates:	3	$52,294.81
Four statement cycle dates:	1	$147,012.20
Five statement cycle dates:	—	$—
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	—	$—
Foreclosures	—	$—
REO	—	$—
Liquidation Loss Amount	3	$(83,931.78)
Wachovia Bank, National Bank as Administrator

Additional Information
Net WAC Rate	3.60%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$8,363,090.25
Funding Account Ending Balance	$77,020,823.00
Gross CPR (1 mo. Annualized)	45.983%
Net CPR (1 mo. Annualized)	26.637%
Draw Rate (1 mo. Annualized)	25.787%
WAM	0.00
AGE	232.72

Allocation of Collected Funds

Interest Collections		Principal Collections

Total Collected	$(3,824,911.33)	Total Collected	$(55,115,343.65)
Servicing Fee	$441,440.46	A-1 Principal	$—
Enhancer Premium	$137,500.00	A-2 Principal	$—
Additional Balance Interest	$—	Additional Balance Increase	$—
A-1 Interest	$1,104,166.67	Net Draws	$27,000,500.94
A-2 Interest	$91,666.67	Funding Account	$28,114,842.71
Funding Account	$2,050,137.53	Net	$0.00
Net	$—